EXHIBIT 23(iv)

Corporate Valuation Services limited
707 Eglinton Avenue West
Suite 501
Toronto, Ontario
M5N 1C8


To the Directors
Genterra Investment Corporation and
Mirtronics Inc.


Corporate Valuation Services Limited and James P. Catty, MA, CA, CPA, CFA, CBV, CFE, hereby consents to the filing of the attached Fairness Opinion, dated January 17, 2003, and the addendum thereto dated March 17, 2003, relating to the Amalgamation of Genterra Investment Corporation and Mirtronics Inc., with the Securities Exchange Commission.

Torornto, Canada
January 9, 2004


CORPORATION VALUATION SERVICES LIMITED
Per:

/s/ JAMES P. CATTY

James P. Catty, MA, CA, CPA, CFA, CBV, CFE
President